Exhibit
                                                                         21

                     LIST OF SUBSIDIARIES

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                                                     Exhibit 21


                         SUBSIDIARIES
                         ------------

Corporation                      State of Incorporation        Ownership
-----------                      ----------------------        ---------
Giant Cement Company, Inc.            Delaware                    100%

Keystone Cement Company, Inc.         Pennsylvania                100%

Giant Resource Recovery
  Company, Inc.                       Delaware                    100%

GCHI Investments, Inc.                Delaware                    100%

Giant Cement NC, Inc.                 South Carolina              100%(1)

(1) Indirect.  Owned 100% by Giant Cement Company, Inc.

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